UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): March 16, 2005


                                 NCT Group, Inc.
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             (Exact name of registrant as specified in its charter)


           Delaware                       0-18267                59-2501025
-------------------------------     -------------------    ---------------------
(State or other jurisdiction            (Commission            (IRS Employer
     of incorporation)                  File Number)         Identification No.)


20 Ketchum Street, Westport, CT                                      06880
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(Address of principal executive offices)                           (Zip Code)

Registrant's telephone number including area code:              (203) 226-4447
                                                                ----------------




Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

Item 3.02.   Unregistered Sales of Equity Securities.

On March 16, 2005, NCT Group, Inc. ("NCT") entered into preferred stock purchase agreements to sell an aggregate of 975.55767 shares of NCT's newly created series I convertible preferred stock to four of NCT's executive officers, a non-executive officer of NCT, a holder of shares of preferred stock of NCT's subsidiary, Artera Group Inc., and Steven Salkind, the son of Carole Salkind, the beneficial owner of approximately 91% of our common stock. The consummation of these sales occurred on March 22, 2005. The series I preferred stock has a stated value of $1,000 per share. No dividends are payable on the series I preferred stock. The series I preferred stock is junior in rank to NCT's series H convertible preferred stock, but senior in rank to NCT's common stock and has preferences over the common stock with respect to distributions and payments upon the liquidation, dissolution or winding up of NCT. The holders of series I preferred stock have no voting rights (except as may be required by law). Each share of series I preferred stock is convertible into approximately 47,619 shares of NCT common stock, determined by dividing the $1,000 stated value by the fixed conversion price of $0.0210 per share. This conversion price is higher than the fair market value of NCT common stock on March 16, 2005 of $0.0185 per share. The 975.55767 issued and outstanding shares of NCT series I preferred stock are convertible into approximately 46,455,127 shares of NCT common stock. However, the series I preferred stock is not convertible until 20 days after NCT stockholders approve an increase in the number of authorized shares of NCT common stock.

NCT sold an aggregate of 305.55767 shares of its series I preferred stock to four executive officers and one non-executive officer in exchange for the forgiveness of accrued but unpaid incentive cash bonuses of $490,000 (before income tax withholding). The specific terms of each of these five agreements are as follows:


                                                         Net Bonus
                                                           Amount
                                          Gross           After Tax     Shares
               Name                    Bonus Amount     Withholding    Purchased
               ----                    ------------     -----------    ---------

Michael J. Parrella, Chief Executive    $ 125,000       $   81,000            81
  Officer and Chairman of NCT

Irene Lebovics, President of NCT           46,000           27,000            27

Cy E. Hammond, Senior Vice President       72,000           41,000            41
  and Chief Financial Officer of NCT

R. Wayne Darville, Chief Operating        100,000        63,332.53      63.33253
  Officer, Artera Group, Inc.

Non-Executive Officer of NCT              147,000        93,225.14      93.22514

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


NCT also sold 160 shares of series I preferred stock to an individual in exchange for 271 shares of series A convertible preferred stock of Artera Group.

Finally, NCT sold 510 shares of series I preferred stock to Steven Salkind in exchange for the forgiveness and release of an aggregate of unpaid cash consulting fees of $510,000 accrued through June 12, 2005. These consulting fees were originally payable to a total of seven entities affiliated with Steven and/or Carole Salkind, but were subsequently assigned to Steven Salkind by these entities.

The sale of the series I convertible preferred stock was not registered under the Securities Act of 1933, as amended, in reliance upon the exemption set forth in Section 4(2) of the Securities Act relating to transactions by an issuer not involving a public offering.


Item 9.01.   Financial Statements and Exhibits.

(c) Exhibits:

3.1 Certificate of Designations, Preferences and Rights of Series I Convertible Preferred Stock of NCT Group, Inc. as filed in the office of the Secretary of State of the State of Delaware on March 15, 2005.

10.1(a) Form of Preferred Stock Purchase Agreement between NCT Group, Inc. and certain NCT Group, Inc. executive officers.

10.1(b)   Schedule of purchasers.

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


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                 NCT GROUP, INC.

Date:  March 22, 2005

                                                 By:   /s/  Cy E. Hammond
                                                       -------------------------
                                                       Cy E. Hammond
                                                       Senior Vice President and
                                                       Chief Financial Officer

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